Exhibit 99(4)(bb)

Rider

Guaranteed Principal Protection

This Rider is part of your Contract. It is subject to the Contract terms. If the terms of this Rider and the Contract differ, this Rider controls.

Effective Date

The Rider Date is the date that this Rider takes effect. If this Rider is issued at the same time as your Contract, the Rider Date is the Contract Date shown in the Contract Specifications Page. If this Rider is issued after the Contract, it takes effect on the Contract anniversary date.

Rider Term

This Rider has an initial [10]-year term. If this Rider is issued at the same time as your Contract, the Initial Guaranteed Principal Protection Expiration Date is set forth on page 3 of the Contract. If it is issued after the Contract, the Initial Guaranteed Principal Protection Expiration Date is set forth on the corresponding amendment to the Contract.

Guaranteed Principal Amount

At the end of this Rider's [10]-year term, if your Eligible Contract Value is less than your Guaranteed Principal Amount, then we will increase the value of your Contract by the difference between the Guaranteed Principal Amount and the Eligible Contract Value, as long as this Rider has remained in force through the end of the term without being reset.

If this Rider is issued at the same time as your Contract:

Guaranteed Principal Amount is equal to (A) plus (B) minus (C), where:

A =	100 percent of your net Purchase Payment (excluding extra credits, if any) made on the Contract Date;

B =	100 percent of any additional net Purchase Payments (excluding extra credits, if any) made on or before the six month anniversary of the Contract Date; and

C =

a pro rata adjustment for any withdrawals made while this Rider is in force. The pro rata adjustment is the amount of the withdrawal times a fraction equal to (a) over (b) where: (a) equals the Guaranteed Principal Amount immediately prior to the withdrawal; and (b) equals the Eligible Contract Value immediately prior to the withdrawal. In other words, a withdrawal reduces the Guaranteed Principal Amount by the same percentage by which the withdrawal reduces the Eligible Contract Value.

Eligible Contract Value is equal to:

i.	100 percent of your net Purchase Payment made on the Contract Date;

ii.	plus 100 percent of any additional net Purchase Payments made on or before the six month anniversary of the Contract Date;

iii.	plus any gains, or less any losses, attributable to (i) and (ii) above;

iv.	less the dollar amount of any withdrawals; and

v.	less rider and contract charges attributable to (i) and (ii) above.

FORM 12-GPP-1.10	The Ohio National Life Insurance Company	PAGE 1 OF 6

If this Rider is issued after your Contract:

Guaranteed Principal Amount is equal to (A) minus (B), where:

A =	100 percent of your entire Contract Value on the Rider Date; and

B =

a pro rata adjustment for any withdrawals made while this Rider is in force. The pro rata adjustment is the amount of the withdrawal times a fraction equal to (a) over (b) where: (a) equals the Guaranteed Principal Amount immediately prior to the withdrawal; and (b) equals the Eligible Contract Value immediately prior to the withdrawal. In other words, a withdrawal reduces the Guaranteed Principal Amount by the same percentage by which the withdrawal reduces the Eligible Contract Value.

Eligible Contract Value is equal to:

i.	100 percent of your entire Contract Value on the Rider date;

ii.	plus any gains, or less any losses, attributable to (i) above;

iii.	less the dollar amount of any withdrawals; and

iv.	less rider and contract charges attributable to (i) above.

For purposes of calculating any benefit under this Rider, withdrawals will be taken on a “first-in-first-out” basis as set forth in your Contract. That is, any withdrawal will be taken first from any remaining portion of the total Contract Value resulting from the earliest Purchase Payment. Once the value resulting from any Purchase Payment has been reduced to zero, remaining amounts withdrawn will reduce the value resulting from the earliest of the remaining Purchase Payments. This process shall continue until the withdrawal is completed.

Any benefit amount credited by this Rider will be allocated to the investment portfolios as instructed by you for rebalancing.

Reset Feature

While this Rider is in force, beginning with the [fifth] anniversary of the effective date, this Rider may be reset on any Contract anniversary preceding the Annuitant’s age [80]. If you elect to reset this Rider, a new [10]-year term begins on that Contract anniversary date. Subsequent resets are allowed on Contract anniversaries provided that at least [five] years have elapsed since the last reset. Reset is also allowed up to [30] days after the expiration of a [10]-year term. In that event, the effective date of the reset will be retroactive to the anniversary date. No reset will be made unless we receive Notice from you of your intent to reset this Rider. Such Notice must be received no later than [30] days after an eligible reset date.

If this Rider is reset:

Guaranteed Principal Amount is equal to (A) minus (B), where:

A =	100 percent of your Contract Value on the reset date; and

B =

a pro rata adjustment for any withdrawals made after the reset date. The pro rata adjustment is the amount of the withdrawal times a fraction equal to (a) over (b) where: (a) equals the Guaranteed Principal Amount immediately prior to the withdrawal; and (b) equals the Eligible Contract Value immediately prior to the withdrawal. In other words, a withdrawal reduces the Guaranteed Principal Amount by the same percentage by which the withdrawal reduces the Eligible Contract Value.

Eligible Contract Value is equal to:

i.	100 percent of your entire Contract Value on the reset date;

FORM 12-GPP-1.10	The Ohio National Life Insurance Company	PAGE 2 OF 6

ii.	plus any gains, or less any losses, attributable to (i) above;

iii.	less the dollar amount of any withdrawals; and

iv.	less rider and contract charges attributable to (i) above.

Additional Purchase Payments

If this Rider is issued at the same time as your Contract:

Additional Purchase Payments made on or before the six-month anniversary of the Contract Date will be included in the Guaranteed Principal Amount and in the calculation of the Eligible Contract Value. Any Purchase Payments made after the Contract has been in force for six-months are not included in the Guaranteed Principal Amount or in the calculation of the Eligible Contract Value. Such Purchase Payments also do not affect the amount of the rider charge, and must be allocated to available investment portfolios as set forth in the Available Investment Portfolios provision.

If this Rider is issued after your Contract:

Additional Purchase Payments made after the Rider Date are not included in the Guaranteed Principal Amount or in the calculation of the Eligible Contract Value. Such Purchase Payments also do not affect the amount of the rider charge, and must be allocated to available investment portfolios as set forth in the Available Investment Portfolios provision.

If this Rider is reset:

Additional Purchase Payments made after the reset date are not included in the Guaranteed Principal Amount or in the calculation of the Eligible Contract Value. Such Purchase Payments also do not affect the amount of the rider charge, and must be allocated to available investment portfolios as set forth in the Available Investment Portfolios provision.

Purchase Payment Limitations

In addition to any purchase payment limitations which may exist in your Contract, as long as this Rider is in force, we reserve the right to not allow any additional Purchase Payments.

Available Investment Portfolios

While this Rider is in force, your Purchase Payments and your Contract Value must be allocated in accordance with either Paragraph (1) or (2) below:

(1)

Your Purchase Payments and your Contract Value must be allocated to one of the available Asset Allocation Models (the “Models”) from those offered by us and approved for use with this Rider. You may maintain funds in only one Model at any given time.

(2)	Your Purchase Payments and your Contract Value must be allocated in accordance with the following investment restrictions:

(a)

A percentage at least equal to the Category I Floor and no greater than the Category I Cap shown on the Contract Specifications Page must be allocated to any combination of subaccounts that we designate as Category I Subaccounts; provided, however, that you may not allocate a percentage greater than the Category I Subaccount Maximum shown on the Contract Specifications Page to any one Category I Subaccount; and

(b)

A percentage at least equal to the Category II Floor and no greater than the Category II Cap shown on the Contract Specifications Page must be allocated to any combination of subaccounts that we designate as Category II Subaccounts; provided, however, that you may not allocate a percentage greater than the Category II Subaccount Maximum shown on the Contract Specifications Page to any one Category II Subaccount.

FORM 12-GPP-1.10	The Ohio National Life Insurance Company	PAGE 3 OF 6

Notwithstanding the above, your Purchase Payments may be allocated to a Dollar Cost Averaging (“DCA”) Account, if available. They may then be transferred to a Model selected by you under (1) above or the subaccounts under (2) above, subject to any restrictions on such transfers as set forth in your Contract or any other applicable rider.

By Notice to us, you may change your Purchase Payment allocations at any time as long as the new allocations continue to satisfy the investment restrictions in Paragraphs (1) or (2) above.

Any transfer request that results in moving Contract Value from one category to another must result in a Contract Value allocation that continues to meet the investment restrictions described above. A transfer request will not cause your allocation instructions for Purchase Payments and/or the rebalancing of your Contract to change, unless such request includes new instructions for allocating Purchase Payments and/or for rebalancing.

We will determine for each new variable subaccount the appropriate investment category to place it in. In addition, we reserve the right to change the category classification of any subaccount by written Notice. We reserve the right to make any change in the classification of a subaccount apply to future Purchase Payments or transfers.

We may limit the availability of any Asset Allocation Model or any subaccount for use with this Rider. If an existing subaccount becomes unavailable for the allocation of future Purchase Payments or Contract Value, you must provide us updated allocation instructions that comply with Paragraph (2) above. If you fail to provide us with new instructions and your allocations of Purchase Payments or Contract Value violates the investment restrictions, this Rider will be terminated. You may only be in one Asset Allocation Model at a time. Therefore, if an Asset Allocation Model to which your Contract Value is allocated becomes unavailable for the allocation of future Purchase Payments under this Rider and you wish to make additional Purchase Payments, you will have to transfer your Contract Value to an Asset Allocation Model that is then available under this Rider or transfer your entire Contract Value into subaccounts that comply with paragraph (2) above.

Transfers required after a variable subaccount or Asset Allocation Model becomes unavailable for use with this Rider, will not be assessed a transfer fee.

If you choose to allocate your Purchase Payments or Contract Value in accordance with Paragraph (2) above, while this Rider is in force, we will rebalance each quarter the amounts in each variable subaccount based on your rebalance instructions. Such rebalancing will occur on each three-month Anniversary of the Rider Date. If a three-month Anniversary of the Rider Date is not the last day of a Valuation Period, such rebalancing will occur at the end of that Valuation Period. Rebalancing will only occur on the three-month anniversaries of the Rider Date. Neither withdrawals from the Contract nor transfers will result in a rebalancing on the date of such transaction.

If you choose to allocate your Purchase Payments or Contract Value to an Asset Allocation Model in accordance with Paragraph (1) above, at the end of each calendar quarter, variable account values allocated within each Model will be rebalanced to maintain the mix of investments in the proportions established for each Model. If the end of a calendar quarter is not the last day of a Valuation Period, such rebalancing will occur at the end of that Valuation Period.

When you die, if your spouse elects a permitted Spousal Continuation, we will not include the proceeds from a death benefit adjustment, if any, in the determination of whether your surviving spouse has complied with these investment restrictions. Unless we receive other investment instructions from your surviving spouse, we will re-allocate the proceeds from such death benefit adjustment to the investment portfolios in your Contract based upon your last rebalancing instructions or to the applicable Model on the next scheduled rebalancing date.

FORM 12-GPP-1.10	The Ohio National Life Insurance Company	PAGE 4 OF 6

Transfers

Transfers among available investment portfolios are controlled by the terms of your Contract.

Spousal Continuation

If your surviving spouse becomes the Owner and Annuitant of the Contract upon your death while this Rider is in force, there will be no effect on the Guaranteed Principal Amount, the duration of the [10]-year term, or any rider benefit. The Guaranteed Principal Amount will not reset upon death of the original Owner. However, if there is a death benefit adjustment in the Contract, the Eligible Contract Value will be increased by the pro rata portion of the death benefit adjustment attributable to the Eligible Contract Value. The pro rata adjustment is equal to the amount of the death benefit adjustment multiplied by a fraction equal to (a) over (b) where: (a) is the Eligible Contract Value on the date of the Annuitant’s death; and (b) is the total Contract Value on the date of the Annuitant’s death. In other words, a death benefit adjustment, assuming a Spousal Continuation of the Contract and this Rider, increases the Eligible Contract Value by the same percentage by which the death benefit adjustment increases the total Contract Value.

Charge for Rider

On each Contract anniversary that this Rider is in force, we will deduct from your Contract Value a rider charge equal to the product of the Rider Charge Rate and the Rider Principal Base. (The Rider Principal Base is an average of the Guaranteed Principal Amount at the beginning and end of the Contract year.) However, if this Rider is issued at the same time as your Contract, for the first rider anniversary the beginning Guaranteed Principal Amount will be the sum of (a) plus (b) where: (a) is your Purchase Payment made on the Contract Date; and (b) is any additional Purchase Payments made on or before the six-month anniversary of the Contract Date.

The Rider Charge Rate is: (a) the applicable rate shown on the Contract Specifications Page, if this Rider was issued at the same time as the Contract and has not been reset; (b) the rate shown on the corresponding amendment to your Contract, if this Rider was issued after the Contract and has not been reset; or (c) if greater, the rate declared by us at the time of any reset. The increased charge rate at the time of a reset will be no greater than the charge for new issues of this rider form in effect on the date of the reset, if such rider form is then offered by us. Such increased charge rate will also never be more than the Maximum Annual Rider Charge Rate shown on the Contract Specifications Page. The rider charge will be deducted from all available investment portfolios on a pro rata basis in proportion to their percentage of the total Contract Value. Charges will not be pro rated against amounts allocated to the Dollar Cost Average Account, while in the Dollar Cost Averaging Account.

If this Rider terminates for any reason, we reserve the right to prorate the annual charge for this Rider. If charges are assessed for a portion of the Contract year, the Rider Principal Base will be the average of the Guaranteed Principal Amount at the beginning of the Contract year and the Guaranteed Principal Amount at the time the charge is assessed.

Addition of Rider

We may allow this Rider to be added after the Contract Date. However, it may only be added on a Contract anniversary date. This Rider may be added retroactively to a Contract anniversary date if we receive Notice on or up to [30] days after the Contract anniversary date. It may not be added after the Annuitant has attained age [80].

FORM 12-GPP-1.10	The Ohio National Life Insurance Company	PAGE 5 OF 6

Termination of Rider

This Rider will terminate on: (a) the date on which funds are allocated in any manner which violates the investment restrictions; (b) the expiration of its [10]-year term if no reset is elected on and up to [30] days after; (c) the termination of the Annuity Contract, itself; (d) the commencement of an Annuity Option; (e) the death of the Annuitant except in the case of a Spousal Continuation; (f) a transfer or assignment as described below; or (g) the subsequent Contract anniversary date after we receive written notice from you to terminate this Rider.

If: (1) the surviving spouse is the sole beneficiary of the Contract; (2) we received proof of death but did not receive Notice of Spousal Continuation at the same time; and (3) the only reason for the termination of this Rider is the death of the Annuitant, we will reinstate the Rider if we receive Notice of a permitted Spousal Continuation on or before [28] days after the date when we received the proof of death.

Except as noted above, if this Rider is terminated, it cannot be reinstated, the Guaranteed Principal Amount will be zero, and any benefit under this Rider will be discontinued; however, we may allow you to purchase a new Guaranteed Principal Protection Rider, if we offer the Rider at that time.

Transfer or Assignment of Ownership

You may not transfer, assign or otherwise convey ownership of the Contract or the benefits under this Rider other than through the permitted Spousal Continuation as set forth in the Contract. If you make such a transfer, assignment or conveyance of the Contract or the benefits under this Rider, this Rider shall automatically terminate. Nothing herein shall preclude a change of ownership where the Contract is held by a trust, in a custodial account or in some other representative capacity, as long as the beneficial ownership is not changed.

THE OHIO NATIONAL LIFE INSURANCE COMPANY

FORM 12-GPP-1.10	The Ohio National Life Insurance Company	PAGE 6 OF 6